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                            SUNAMERICA EQUITY FUNDS

                         AMENDMENT NO. 1 TO THE BY-LAWS

     The By-Laws of the SunAmerica Equity Funds, formerly SunAmerica Equity Portfolios, (the "Trust") shall be amended in the following respects:

     1. The name of the Trust shall be SunAmerica Equity Funds.

     2. The following supplements the provisions of Article VII, paragraph 7.6 of the Trust's By-Laws:

     If the elected Chairman is deemed to be an independent trustee, as defined in the Investment Company Act of 1940, as amended, then such Chairman shall not be an officer of the Trust under the provisions of this Article VII. The duties of such Chairman shall be limited to presiding over all meetings of the Board of Trustees, and may include such other duties that may be prescribed by the Trustees which shall not otherwise be in conflict with his or her role as an independent trustee.

     IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of February, 1994.

                                                  By: /s/ Robert M. Zakem
                                                      --------------------------
                                                      Robert M. Zakem, Secretary
                                                      SunAmerica Equity Funds